EXHIBIT 99.1

WaferGen Bio-systems Second Quarter 2014 Conference Call Script

Thursday, August 7, 2014

Introduction:

Bob Yedid, ICR:

Good afternoon, this is Bob Yedid from ICR Inc. and welcome to the WaferGen Bio-systems Second Quarter 2014 Financial Conference call. Joining us on the call today are Ivan Trifunovich, President and Chief Executive Officer and Steve Baker, Chief Financial Officer. I will now read the company’s safe harbor statement:

Certain statements made on this conference call contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements made on this conference call may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution listeners not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward looking statement made on this conference call or elsewhere, to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. In this presentation, we refer to information regarding potential markets for products and other industry data. We believe that all such information has been obtained from reliable sources that are customarily relied upon by companies in our industry. However we have not independently verified any such information.

I will now turn the call over to Ivan Trifunovich, President and CEO. Ivan, please go ahead.

Ivan Trifunovich - CEO:

Good afternoon and thanks to everyone for joining the call. We continue to be pleased with our operational and financial progress so far. On the call today, I will spend some time reiterating the overview and strategy of the company and I will also provide some insight into our outstanding second quarter performance and what is driving our increased revenue.

As a way of re-introduction and for those new to the Company, WaferGen Bio-systems, Inc. is a commercial stage life science tools and diagnostics company that offers innovative genomic solutions for research and clinical testing. Our three promising product lines address large markets in life science research tools and personalized medicine, especially the explosively growing segment of Next-Gen Sequencing or “NGS”. First, we have developed and brought to market two related products for genetic testing based on the company’s patented SmartChip technology. The SmartChip MyDesign™ System is a high-throughput genetic analysis platform for profiling and validating molecular biomarkers via gene expression profiling, and single nucleotide polymorphism (SNP) genotyping, or mutation detection. The SmartChip TE™ System is a novel product offering for target enrichment geared towards clinical NGS.

Through an important acquisition that closed in January, WaferGen now also sells the Apollo 324™ product line used in library preparation for NGS. Our three combined product lines offer one-stop shopping for NGS sample preparation and validation solutions that enable NGS instruments, such as MiSeq™ from Illumina and PGM™ from Thermo Fisher, to produce better results in terms of accuracy, while at the same time simplifying the workflow in a cost efficient manner. The Company sells instruments and consumables, specifically disposable chips and reagent kits, thus generating recurring revenue through a “razor/razor blade” model. Our customers include diagnostic laboratories, academic and private research institutions, pharma and biotech companies and we serve their needs globally through a direct sales force as well as commercial partnerships and distributors.

Now, I will review key Q2 business highlights.

Product revenues were up sharply in the second quarter, increasing over 1200% year-over-year as the SmartChip MyDesign™ System and SmartChip TE™ System both experienced solid gains in the market.  We also had the benefit of our Apollo 324 product library in Q2 that was just acquired in January 2014.  Finally, we experienced a significant increase in the revenues of our SmartChip panels.  These product lines accounted for approximately 46%, 36% and 18% of our product revenue, respectively, in the quarter. Our product lines continue to sell well across a cross section of customers in CLIA labs, academic and genomic institutions, and biotech and pharma companies.

I would also like to review some key customer wins in Q2:

As we have discussed on previous investor calls, the largest genomic institution in the world, Beijing Genomics Institute, or BGI, is a key customer and collaborator with WaferGen. They employ multiple SmartChip systems for a wide range of applications and joint projects.  We are pleased that BGI has decided to use WaferGen SmartChip Target Enrichment System with a select group of hospitals in China to evaluate a partially decentralized testing model.  The plan is to use the SmartChip TE™ System at the healthcare facilities for sample preparation prior to sending it to one of BGI’s main labs for further sequencing genetic analysis.  Separately, BGI continues to use their SmartChip MyDesign™ System and has purchased a second of these high-throughput genetic analysis systems for their large lab in Wuhan.

Next, as we mentioned briefly on the last call, a clinical diagnostic lab chose WaferGen’s technology for their new next-generation sequencing test in breast cancer, and that test is now in a broad commercial launch.  WaferGen won this relationship because of our competitive advantage with SmartChip TE™ in terms of enabling more accurate testing results, which outperformed other competing technology solutions.

On the Apollo 324 side, we have launched a couple of new PrepX Complete DNA Library Kits for use on the Illumina platforms. The main advantage of these products for the customers is that they now contain all reagent components for the full library prep in an easy to handle and implement format. The reagents have been optimized to produce high quality libraries from lower inputs of starting material, providing the customer with a complete solution for DNA library prep. The new configuration is also significantly improving our margins on this product.

One important development is the foundation for growth in Europe that we are putting in place for WaferGen.  We are pleased to have signed up BioTech S.A. as a distributor that will sell the full line of WaferGen products in Central Europe. We are excited to continue our expansion in Europe that is being led by Nicholas Bardonnet, Former President of Qiagen France, a highly experienced executive in molecular diagnostics and next-generation sequencing who joined WaferGen’s team back in March 2014.

Looking forward, we believe that we will continue to win key customers and grow our revenues, especially as we participate in the rapidly growing markets for next-generation sequencing in molecular diagnostics. In the near term, our outstanding current platforms already in the field with additional applications and greater content will be the engine for our growth. We are also looking internally and externally at future growth opportunities.

As previously announced, we are evaluating the single cell genomics field, which was voted the #1 new research area in 2013 by the Nature Journal, and is currently dominated by Fluidigm.  Our goal is to increase throughput 1-2 orders of magnitude compared to competitive offerings.  The WaferGen product is also being designed to afford researchers greater flexibility in designing their experiments in a much more cost effective way.  We have made good progress at the proof-of-concept stage, and expect to launch commercial product in the 2nd half of 2015.  We will provide further visibility and announce important milestones over the next few months, including key partnerships and early access programs.

Now I will turn the call over to our Chief Financial Officer Steve Baker who will review our key financial highlights for the second quarter.

Steve Baker, CFO:

Thank you Ivan, and good afternoon to everyone.  For the second quarter of 2014, we generated revenues of $1,734,000, up 604% from $246,000 in the second quarter of 2013.   We are excited by this significant growth as our “go to market” strategy is clearly showing traction and we look forward to reporting additional progress. The $1.7 million of revenues in the second quarter of 2014 is $328,000 greater than the 2014 first quarter revenue of $1.4 million, an increase of 23%.   We are seeing strong commercial success and revenue growth with both the SmartChip systems and the Apollo business.  SmartChip platforms increased by 25% from the first quarter of 2014 to the second quarter while the Apollo revenue increased by 20% during the same period.  For the six months ended June 30, 2014, revenues in 2014 were $3.1million, up $2.7 million or 639% compared to the same period in 2013.

In the second quarter of 2014, gross profit was $976,000 and gross margins were 56% compared to gross profit of $169,000 and gross margins of 69% for the second quarter of 2013.  The gross margin decreased slightly from 57% in the first quarter to 56% in the second quarter with changes in the product mix.  For the six months ended June 30, 2014, gross profit in 2014 was $1.8 million, up from $282,000 in the same period in 2013.

Total operating expenses were $4.0 million in the second quarter of 2014, an increase of $1.6 million from the same quarter last year.  This is primarily due to increases in headcount related to the Apollo business acquisition.  For the six months ended June 30, 2014, total operating expenses in 2014 were $7.5 million, up $2.6 million compared to the same period in 2013.

In research and development, we continue to invest in new product development.  R&D expenses were $1.5 million in the second quarter of 2014, an increase of $210,000 over the same quarter last year.  During the second quarter, WaferGen added a Chief Technology Officer and began efforts on single cell genomics.  Sales and marketing expenses were $1.3 million up from $609,000 in the previous year period as we continue to invest in building our commercial organization.  The increase resulted primarily from increases in headcount, largely due to the acquisition of the Apollo Business, increased commissions due to higher revenue, amortization expense and the scale-up of marketing activities.

General and Administrative expenses in the second quarter of 2014 were $1.3 million, up from $565,000 in the same quarter last year.  The increase resulted primarily from recording a one-time, non-cash charge of approximately $600,000 related to stock options vesting over three years commencing on March 8, 2012, awarded to our Chief Executive Officer following our Annual Stockholders’ Meeting in May, and increases in consultancy costs.  Operating losses in the second quarter 2014 were $3.0 million compared to $2.3 million in the prior year period.  For the six months ended June 30, 2014, operating losses in 2014 were $5.7 million compared to $4.6 million in the same period in 2013.

Interest expenses in the second quarter of 2014 were $109,000, down significantly from $1.1 million in the same quarter last year.  This reduction was primarily the result of the conversion of $15.3 million of convertible promissory notes into equity securities on August 27, 2013.  This reduction in interest expense was offset by interest expense from the $5.2 million long term debt issued to Malaysian

Technology Development Corporation as part of the dissolution of our Malaysian subsidiary, and the $1.25 million of long term debt issued to IntegenX Inc. as part of the Apollo acquisition.

Gain on the revaluation of derivative liabilities was $1.2 million in the second quarter of 2014, compared to a gain of $115,000 in the second quarter of 2013.  Our derivative liabilities arise due to the cash settlement provisions in certain warrants and unit warrants and the variable number of shares of our common stock that may be issued upon the exercise of those warrants with certain anti-dilution protection and, until the time of their settlement last year, upon the exchange of Series A and Series B Convertible Preference Shares of WaferGen Malaysia, and under the conversion element of our Convertible Promissory Notes.  We have taken a couple of actions to reduce our exposure here.  First, the Convertible Preference Shares were converted in August 2013.  Second, the cash settlement provisions in roughly four-fifths of the warrants were removed resulting in the reclassification of the warrants from debt to equity.  The derivative liabilities balance was reduced from $9.1 million at December 31, 2013 to $2.8 million on March 31, 2014 and further reduced to $952,000 on June 30, 2014. The reduction during the second quarter 2014 was primarily the company’s lower stock price.

Now let’s move to the balance sheet and cash flow. As of June 30, 2014, we had cash of $3.5 million.  The lower cash balance at quarter end versus the prior quarter, reflects, in part, cash used to build systems due to a large number of the quarter’s deals being closed during the latter few weeks of the quarter.  This timing of sales also can be seen in the accounts receivable balance which increased from $1 million at the end of the first quarter to $1.6 million at the end of the second quarter of 2014.

As we progress to the next level in terms of the breadth and complementary nature of our product lines, we see a keen customer interest in our products, which was evident in our solid revenue growth of our Smart Chip products in the second quarter. The value proposition of greater flexibility and better NGS accuracy resonates with them.   We continue to experience very strong growth of our next generation sequencing products and the integration of the Apollo 324 product line used in library preparation for NGS is proceeding smoothly. Based on these factors and our first half 2014 results, we are maintaining the revenue guidance for full year 2014 to be in excess of $6 million for 2014.

I would now like to turn the call back to Ivan for closing remarks.

Ivan Trifunovich, CEO

Thanks, Steve. This is an exciting time for WaferGen and we are pleased by the solid progress we have made in the past couple of years that resulted in dramatically higher sales for the second quarter and first half of 2014 versus the year-ago period.  We look forward to continuing the momentum as we further execute our growth strategy.

I would like to thank everyone again for your time and interest.  I will now hand the call back over to the operator to take questions from the audience.  Operator, please go ahead.

Operator

After the end of the Q&A session:

Ivan Trifunovich – President and CEO:

Thank you for participating in today’s call. We look forward to updating you on our progress on the third quarter call in November.